Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-3 No. 333-169899) of International Shipholding Corporation, and

(2)	Registration Statement (Form S-8 No. 333-176475) pertaining to the International Shipholding Corporation 2011 Stock Incentive Plan;

of our report dated March 14, 2011 (except for Note O, as to which the date is March 11, 2013), with respect to the consolidated financial statements and schedule of International Shipholding Corporation included in this Annual Report (Form 10-K) of International Shipholding Corporation for the year ended December 31, 2012.

/s/ Ernst & Young LLP

New Orleans, Louisiana
March 11, 2013